AGREEMENT OF SALE

THIS AGREEMENT OF SALE (this "Agreement"), is entered into as of the 19th day of December, 1995, by and between LENNAR PARTNERS, INC., a Florida corporation ("Purchaser"), and MARIETTA TOWER PARTNERS, an Illinois limited partnership ("Seller").

                             W I T N E S S E T H:

1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of Twenty-Nine Million Five Hundred Thousand And No/100 Dollars ($29,500,000.00) (the "Purchase Price"), and on the terms and conditions hereinafter set forth, the property commonly known as 101 Marietta Tower, Atlanta, Georgia and Seller's leasehold interest in the garage located at 79 Marietta Street, Atlanta, Georgia, consisting of the following:

     1.1. a fee simple estate in the real property ("Fee Land") and all buildings and other improvements ("Fee Improvements") situated on the Fee Land, as more particularly described on Exhibit A-1 attached hereto and made a part hereof (the Fee Land and the Fee Improvements are sometimes referred to herein together as the "Fee Property") and a leasehold estate (the "Leasehold Estate") in the real property ("Leasehold Land") and all buildings and other improvements ("Leasehold Improvements") situated on the Leasehold Land, as more particularly described on Exhibit A-2 attached hereto and made a part hereof (the Leasehold Land and the Leasehold Improvements are sometimes referred to herein together as the "Leasehold Property" and the Fee Property and the Leasehold Property are sometimes hereinafter referred to collectively herein as the "Property"), together with all easements and appurtenances thereunto belonging and all of Seller's right, title and interest in and to all streets, alleys and public ways adjacent thereto, if any, and together with all of Seller's right, title and interest in and to all strips and gores located on or adjacent to the Property or located between any parcels constituting the Fee Land and Leasehold Land, if any;

     1.2. the personal property set forth on Exhibit B attached hereto (the "Personal Property"), but in all events excluding the personal property described on Exhibit B under the heading "Excluded Personal Property";

     1.3. the tenant leases described in Exhibit C attached hereto and made a part hereof together with such other tenant leases of the Property as may be made prior to Closing (as hereinafter defined) in accordance with the terms of this Agreement (the "Leases");

     1.4. if and to the extent assignable and to the extent of Seller's interest therein, if any; (a) all guarantees, warranties and indemnifications, if any, received from suppliers, contractors, materialmen or subcontractors arising out of, or in connection with, the installation, construction or maintenance of the Property including, without limitation, the right to sue any obligor for any breach of any covenant, agreement, representation, warranty or guarantee contained therein; (b)
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all licenses, permits, certificates of occupancy and franchises issued by any federal, state, county or municipal authority relating to the use, maintenance or operation of the Property running to or in favor of Seller or pertaining to the Property; (c) all trade styles, and trade names, including, without limitation, the name "101 Marietta Tower", and all contract rights, brochures, manuals, lists of prospective tenants, advertising material, books and records, utility contracts and telephone numbers; (d) the plans and specifications for the Improvements and all unexpired claims and sureties, if any, received in connection with the construction, improvement or equipment of the Improvements; and (e) the service and maintenance contracts set forth in Exhibit D (the "Service Contracts").

     1.5. Notwithstanding anything contained in this Agreement to the contrary, Seller is not conveying or assigning to Purchaser the items described in Section 16.3 hereof.

2.   PURCHASE PRICE.  The Purchase Price shall be paid by Purchaser as follows:

     2.1. Upon the execution of this Agreement, the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000) (the "Initial Earnest Money"), to be held in escrow by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement"), attached hereto as Exhibit E; and

     2.2. Provided Purchaser has not previously terminated this Agreement in accordance with Section 7 hereof, then on January 15, 1996, the additional sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000) (the "Additional Earnest Money"), to be held in escrow by and in accordance with the provisions of the Escrow Agreement (the Initial Earnest Money and the Additional Earnest Money [if deposited by Purchaser] are sometimes referred to herein together as the "Earnest Money"); and

     2.3. The acceptance of title to the Fee Property subject to, but without the assumption of, the obligations of Seller, as borrower, under the "Loan Documents" (as hereinafter defined); and

     2.4. On the "Closing Date" (as hereinafter defined), the balance of the Purchase Price (i.e., $29,500,000 less the then outstanding principal amount of the loan [the "Loan"] described in the "Loan Documents" [as hereinafter defined], and less the amount of all Earnest Money deposited), adjusted in accordance with the prorations, by federally wired "immediately available" funds, on or before 2:00 p.m. Chicago time.

3.   TITLE COMMITMENT AND SURVEY.

     3.1. Attached hereto as Exhibit F is a copy of a title commitment for an owner's standard title insurance policy issued by Ramsay & Calloway Title Services, Inc., as agent for Chicago Title Insurance Company (hereinafter referred to as "Title Insurer"), dated October 26, 1995 for the Property (the "Title Commitment"). For purposes of this Agreement, "Permitted Exceptions" shall mean: (a) general ad valorem real estate taxes for the year 1996 and subsequent years not yet due and payable; (b) association assessments, special district taxes and related charges not yet due and payable, to the extent same are set forth on the Title Commitment; (c) matters shown on the "Survey" (as hereinafter defined), to the extent the same are set forth on the Title Commitment; (d) matters caused by the actions of Purchaser; (e) those documents evidencing or securing the Loan, as set forth on Exhibit G attached hereto and made a part hereof and those loan documents specifically identified in the "Lender Consent" (as hereinafter defined) and provided to Purchaser at least five (5) days prior to the expiration of the Inspection Period (all of said documents being referred to herein as the "Loan Documents"); (f) the rights of the landlord and the duties and obligations of the tenant under the "Ground Lease" (as hereinafter defined); (g) the title exceptions set forth in Schedule B of the Title Commitment as Numbers 3(b), 3(d) through 3(l), inclusive, and 3(n) on Schedule B-2, to the extent that same affect the Property; (h) the rights of tenants, as tenants only, under unrecorded leases specified in the certified rent roll delivered at Closing; and (i) lien rights for construction not yet paid for arising under the "Construction Contract" (as hereinafter defined). All other exceptions to title shall be referred to as "Unpermitted Exceptions". The Title Policy issued pursuant to the Title Commitment shall be conclusive evidence of good title as therein shown as to all matters to be insured by the Title Policy, subject only to the exceptions and requirements therein stated. On the Closing Date, Title Insurer shall deliver to Purchaser a standard title policy in conformance with the previously delivered Title Commitment, subject only to Permitted Exceptions and Unpermitted Exceptions waived in writing by Purchaser (the "Title Policy"), and such delivery shall be a condition to Purchaser's obligations hereunder. Seller and Purchaser shall each pay for one-half of the costs of the Title Commitment and Title Policy and Purchaser shall pay for the cost of any endorsements to, or extended coverage on, the Title Policy.

     3.2. Purchaser has received a survey of the Fee Property prepared by Watts & Browning Engineers, Inc. under Job Number 950225 (the "Survey").
Seller and Purchaser shall each pay for one-half of the cost of the most recent update to the Survey, which shall be sufficient to delete the standard survey exception to the Title Policy. Purchaser hereby acknowledges that all matters disclosed by the Survey and identified in the Title Commitment are acceptable to Purchaser. Purchaser has ordered a survey of the Leasehold Property from Watts & Browning Engineers, Inc. (the "Leasehold Survey"). Purchaser hereby agrees to pay the entire cost of the Leasehold Survey.

     3.3. The obligations of Purchaser and Seller to pay various costs set forth in Paragraphs 3.1 and 3.2 shall survive the termination of this Agreement.

4.   PAYMENT OF CLOSING COSTS.

     4.1. In addition to the costs set forth in Paragraphs 3.1 and 3.2, Purchaser and Seller shall each pay for one-half of the costs of the documentary or transfer stamps to be paid with reference to the "Deed" (as hereinafter defined) and/or the "Assignment and Assumption of Ground Lease" (as hereinafter defined) and all other stamps, intangible, transfer, documentary, recording, sales tax and surtax imposed by law with reference to any other sale documents delivered in connection with the sale of the Property to Purchaser (but expressly excluding the amounts, if any, to be withheld pursuant to O.C.G.A. Section 48-7-128 et seq.), and all other charges of the Title Insurer approved by Purchaser and Seller in connection with this transaction.

5.   CONDITION OF TITLE.

     5.1. If, prior to "Closing" (as hereinafter defined), a date-down to the Title Commitment discloses any new Unpermitted Exception, Seller shall have three (3) days from the date of the date-down to the Title Commitment, at Seller's expense, to (i) bond over (provided such bond discharges the lien against the Property), cure and/or have any Unpermitted Exceptions which, in the aggregate, do not exceed $25,000 (a "Minor Unpermitted Exception"), removed from the Title Commitment or to have the Title Insurer commit to insure (subject to the reasonable approval of Purchaser) against loss or damage that may be occasioned by such Unpermitted Exceptions, or (ii) have the right, but not the obligation, to bond over (provided such bond discharges the lien against the Property), cure and/or have any Unpermitted Exceptions which, in the aggregate, equal or exceed $25,000, removed from the Title Commitment or to have the Title Insurer commit to insure (subject to the approval of Purchaser in its sole discretion) against loss or damage that may be occasioned by such Unpermitted Exceptions. In such event, the time of Closing shall be delayed, if necessary, to give effect to said aforementioned time period. If Seller fails to cure or have said Unpermitted Exception removed or have the Title Insurer commit to insure as specified above within said three (3) day period or if Seller elects not to exercise its rights under clause (ii) in the preceding sentence, Purchaser may terminate this Agreement upon notice to Seller within ten (10) days after the expiration of said three (3) day period; provided, however, and notwithstanding anything contained herein to the contrary, if the Unpermitted Exception which gives rise to Purchaser's right to terminate was recorded against the Property as a result of the affirmative action of Seller (and not by any unrelated thirty party) (such acts being hereinafter referred to as "Intentional Acts") in accordance with the terms hereof or if Seller is able to bond over, cure or remove a Minor Unpermitted Exception for a cost not to exceed $25,000 or the Title Insurer is willing to insure over a Minor Unpermitted Exception for a cost not to exceed $25,000 in accordance with the terms hereof and Seller fails to expend said funds in either case, then Purchaser shall have the additional rights contained in Paragraph 15 herein. Absent notice from Purchaser to Seller in accordance with the preceding sentence, Purchaser shall be deemed to have elected to take title subject to said Unpermitted Exception. If Purchaser terminates this Agreement in accordance with the terms of this Paragraph 5.1, this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore deposited into the escrow by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for those covenants and obligations that specifically survive termination of this Agreement.

     5.2. Seller agrees to convey: (i) fee simple title to the Fee Property to Purchaser by limited warranty deed (the "Deed") (in the form attached hereto as Exhibit H) in recordable form subject only to the Permitted Exceptions and any Unpermitted Exceptions waived, in writing, by Purchaser; and (ii) the Leasehold Estate to Purchaser by assigning to Purchaser all of Seller's right, title and interest in the Ground Lease (the "Assignment and Assumption of Ground Lease") (in the form attached hereto as Exhibit I). As used in this Agreement, the term "Ground Lease" means that certain Lease Agreement by and between The Massell Companies, a Georgia corporation, as landlord, and Glenn E. Hicks, Jr., Curtis O. Hicks, David M. Pendley and H. Jack Pendley, Jr., as tenant, dated June 29, 1972, recorded March 9, 1973, in Deed Book 5772, Page 172, in the Land Records of Fulton County, Georgia ("Records"); as amended by that certain Amendment of Lease Agreement by and between The Massell Companies, a Georgia corporation, as landlord, and Glenn E. Hicks, Jr., Curtis O. Hicks, David M. Pendley and H. Jack Pendley, Jr., as tenant, dated May 15, 1973, recorded
May 23, 1973, in Deed Book 5825, Page 264, in the Records; as assigned by that certain Limited Warranty Deed and Assignment of Lease from Walmar Incorporated, a Delaware corporation, to Piedmont-Courtland Associates, a Georgia limited partnership ("Piedmont-Courtland"), dated December 22, 1977, recorded
December 22, 1977, in Deed Book 6860, Page 97, in the Records; as consented to by that certain Consent by Selig Enterprises, Inc., a Georgia corporation ("Ground Lessor"), and Piedmont-Courtland, dated December 8, 1977, recorded December 22, 1977, in Deed Book 6860, Page 103, in the Records; as assigned by that certain Assignment of Parking Garage Lease by and between Piedmont-Courtland, Seller and Ground Lessor, dated December 20, 1984, recorded December 26, 1984, in Deed Book 9311, Page 109, in the Records. A copy of the Ground Lease, as amended and assigned as aforesaid, is attached hereto as Exhibit J.

6.   CONDEMNATION, EMINENT DOMAIN, DAMAGE AND CASUALTY.

     6.1. Except as provided in the indemnity provisions contained in Paragraph 7.1 of this Agreement, Seller shall bear all risk of loss with respect to the Property through the Closing. Seller agrees to maintain its existing "all risk" replacement cost casualty insurance and rent loss insurance in place until the Closing Date. Notwithstanding the foregoing, in the event of damage to the Fee Property by fire or other casualty prior to the Closing Date, repair of which would cost less than or equal to $300,000.00 (as determined by Seller and Purchaser in good faith) and which would not give the "Government" (as hereinafter defined) the right to terminate any of the "Government Leases" (as hereinafter defined), Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, but Seller shall have the right to elect to either repair and restore the Fee Property if such repair or restoration may be completed prior to the Closing Date or to assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty plus the amount of Seller's insurance deductible. Seller shall promptly notify Purchaser in writing of any such fire or other casualty and Seller's estimate of the cost to repair the damage caused thereby. In the event of damage to the Fee Property by fire or other casualty prior to the Closing Date, repair of which would cost in excess of $300,000.00 (as determined by Seller and Purchaser in good faith) or which gives the Government the right to terminate any of the Government Leases, then this Agreement may be terminated at the option of Purchaser, which option shall be exercised, if at all, by Purchaser's written notice thereof to Seller within fifteen (15) business days after Purchaser receives written notice of such fire or other casualty from Seller and Seller and Purchaser agree upon the amount of such damages, and upon the exercise of such option by Purchaser this Agreement shall become null and void, the Earnest Money deposited by Purchaser shall be returned to Purchaser together with interest thereon, and neither party shall have any further liability or obligations hereunder. Notwithstanding any of the foregoing to the contrary, in the event that Seller and Purchaser fail to agree upon the amount of such damages, Purchaser and Seller agree that they shall appoint a third party contractor or other expert reasonably acceptable to both parties to determine the amount to repair such damages, in which case, the determination of such third party contractor or expert shall be binding upon both Seller and Purchaser. In the event that Purchaser does not exercise the option set forth in the second to the last sentence, the Closing shall take place on the Closing Date and Seller shall assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of the fire or casualty and shall pay to Purchaser the amount of Seller's insurance deductible. Notwithstanding anything contained herein to the contrary, Seller's obligation to transfer all insurance proceeds paid to Seller as set forth more fully in this Paragraph 6.1 shall survive the Closing and the recording of the Deed.

     6.2. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which might result in the taking of any part of the Fee Property or the taking or closing of any right of access to the Fee Property, Seller shall immediately notify Purchaser of such occurrence. In the event that the taking of any part of the Fee Property shall: (i) impair access to the Fee Property; (ii) cause any non-compliance with any applicable law, ordinance, rule or regulation of any federal, state or local authority or governmental agencies having jurisdiction over the Property or any portion thereof; or (iii) adversely impairs the use of the Fee Property as it is currently being operated (hereinafter collectively referred to as a "Material Event"), Purchaser may:

6.2.1. terminate this Agreement by written notice to Seller, in which event the Earnest Money deposited by Purchaser, together with interest thereon, shall be returned to Purchaser and all rights and obligations of the parties hereunder with respect to the closing of this transaction will cease, except for those covenants and obligations hereunder which expressly survive termination of this Agreement; or

6.2.2. proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made or to be made in connection with such condemnation or eminent domain proceedings. Notwithstanding anything contained herein to the contrary, Seller's obligation to transfer Seller's interest in such award as set forth more fully in this Paragraph 6.2.2 shall survive the Closing and the recording of the Deed.

     6.3. Purchaser shall then notify Seller, within five (5) business days after Purchaser's receipt of Seller's notice, whether Purchaser elects to exercise its rights under Paragraph 6.2.1 or Paragraph 6.2.2. Closing shall be delayed, if necessary, until Purchaser makes such election. If Purchaser fails to make an election within such five (5) business day period, Purchaser shall be deemed to have elected to exercise its rights under Paragraph 6.2.1. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which do not constitute a Material Event, Purchaser shall be required to proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

     6.4. Notwithstanding anything contained in this Section 6 to the contrary, any attempted termination by Purchaser of this Agreement as a consequence of a casualty or condemnation to the Fee Property or Leasehold Property giving the Government the right to terminate any of the Government Leases shall be null and void if prior to Seller's receipt of Purchaser's notice to terminate this Agreement as a consequence of such a casualty or condemnation, the Government irrevocably waives, in writing, its right to terminate any of the Government Leases as a result of such a casualty or condemnation.

     6.5. A fire, casualty or taking of the Leasehold Property shall not allow the Purchaser the right to terminate this Agreement unless such fire, casualty or taking would give the Government the right to terminate any of the Government Leases. On the Closing Date, Seller shall assign to Purchaser any insurance (or condemnation, as applicable) proceeds paid or payable to Seller on account of such fire, casualty or condemnation and shall pay to Purchaser the amount of Seller's insurance deductible, if applicable. Notwithstanding anything contained herein to the contrary, Seller's obligation to pay any such proceeds to Purchaser as set forth more fully in this Paragraph 6.5 shall survive the Closing and the recording of the Deed.

7.   INSPECTION AND AS-IS CONDITION.

     7.1. During the period commencing on November 27, 1995 and ending at 5:00 p.m. Chicago time on January 15, 1996 (said period being herein referred to as the "Inspection Period"), Purchaser and the agents, engineers, employees, contractors and surveyors retained by Purchaser may enter upon the Property, at any reasonable time and upon reasonable prior notice to Seller, to inspect the Property, including, without limitation, a review of the Leases and to conduct and prepare such studies, tests and surveys as Purchaser may deem reasonably necessary and appropriate. In connection with Purchaser's review of the Property, Seller has delivered to Purchaser copies of the current rent roll for the Property, the most recent tax and insurance bills, the Leases, the Ground Lease, utility account numbers, personal property inventory, the Service Contracts, unaudited annual operating statements from 1991, 1992 and 1993, monthly unaudited operating statements from 1994 and 1995, the Survey, and the Loan Documents.

     All of the foregoing tests, investigations and studies to be conducted under this Paragraph 7.1 by Purchaser shall be at Purchaser's sole cost and expense, and in the event of any damage to the Property caused by Purchaser, its agents, engineers, employees, contractors or surveyors, Purchaser shall restore the Property to the condition existing prior to the performance of such tests or investigations by or on behalf of Purchaser other than de minimis changes not affecting the value of the Property. Purchaser shall defend, indemnify and hold Seller and any affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's affiliate or parent (hereinafter collectively referred to as "Affiliates of Seller") harmless from any and all liability, cost and expense (including without limitation, reasonable attorney's fees, court costs and costs of appeal) suffered or incurred by Seller or Affiliates of Seller for injury to persons or property caused by Purchaser's investigations and inspection of the Property. Purchaser shall undertake its obligation to defend set forth in the preceding sentence using attorneys selected by Purchaser and reasonably acceptable to Seller. Prior to commencing any such tests, studies and investigations, Purchaser shall furnish to Seller a certificate of insurance evidencing comprehensive general public liability insurance insuring the person, firm or entity performing such tests, studies and investigations and listing Seller and Purchaser as additional insureds thereunder.

     If Purchaser, in its sole discretion, is dissatisfied with the results of the tests, studies or investigations performed or information received pursuant to this Agreement, or otherwise, Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller at any time prior to the expiration of the Inspection Period. If written notice is not given by Purchaser pursuant to this Paragraph 7.1 prior to the expiration of the Inspection Period, then the right of Purchaser to terminate this Agreement pursuant to this Paragraph 7.1 shall be waived and Purchaser shall deposit the

Additional Earnest Money with the Title Company on or before the expiration of the Inspection Period. If Purchaser terminates this Agreement by written notice to Seller prior to the expiration of the Inspection Period: (i) Purchaser shall promptly deliver to Seller copies of all studies, reports and other investigations obtained by Purchaser in connection with its due diligence during the Inspection Period which are not by their terms confidential; and
(ii) the Earnest Money deposited by Purchaser shall be immediately paid to Purchaser, together with any interest earned thereon, less the sum of One Hundred and No/100 Dollars ($100.00), which shall be paid to Seller in consideration for such period of inspection, and neither Purchaser nor Seller shall have any right, obligation or liability under this Agreement, except for those covenants and obligations which expressly survive the termination of this Agreement. Notwithstanding anything contained herein to the contrary, Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in this Paragraph 7.1, shall survive Closing and recording of the Deed and the termination of this Agreement, as applicable.

     7.2. Except for the express representations and warranties of Seller set forth herein, Purchaser acknowledges and agrees that it will be purchasing the Property and the Personal Property based solely upon its inspections and investigations of the Property and the Personal Property, and that Purchaser will be purchasing the Property and the Personal Property "AS IS" and "WITH ALL FAULTS", based upon the condition of the Property and the Personal Property as of the date of this Agreement, ordinary wear and tear and loss by fire or other casualty or condemnation excepted. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property or the Personal Property, including, but not limited to, the condition of the land or any improvements comprising the Property, the existence or non-existence of toxic waste and/or any hazardous materials or substances, economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning, environmental or building laws, rules or regulations affecting the Property. Seller makes no representation or warranty that the Property complies with Title III of the Americans with Disabilities Act or any fire code or building code. Furthermore, Purchaser acknowledges that the "Existing Reports" (as hereinafter defined) disclose the existence of asbestos at the Property. Purchaser hereby releases Seller and the Affiliates of Seller from any and all liability in connection with any claims which Purchaser may have against Seller or the Affiliates of Seller, and Purchaser hereby agrees not to assert any claims for contribution, cost recovery or otherwise, against Seller or the Affiliates of Seller, relating directly or indirectly to the existence of asbestos or hazardous materials or substances on, or environmental conditions of, the Property, whether known or unknown. As used herein, the term "hazardous materials or substances" means (i) hazardous wastes, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including but not limited to substances defined as "hazardous wastes," "hazardous substances," "toxic substances," "pollutants," "contaminants," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), 42 U.S.C. Section 9601 et seq.; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 9601. et seq.; the Clean Water Act ("CWA"), 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C.
Section 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters (collectively the "Environmental Laws"); and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulation or ordinance, including any Environmental Law, now or hereafter in effect, including but not limited to (A) petroleum, (B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel and (E) asbestos. Notwithstanding anything contained herein to the contrary, Purchaser's obligations, as more fully set forth in this Paragraph 7.2, shall survive Closing and recording of the Deed and the termination of this Agreement, as applicable.

     7.3. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Except for the express representations and warranties of Seller set forth herein, Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and releases Seller and the Affiliates of Seller from
any liability with respect to such historical information.    Notwithstanding
anything contained herein to the contrary, Purchaser's obligations, as more fully set forth in this Paragraph 7.3, shall survive Closing and recording of the Deed and the termination of this Agreement, as applicable.

     7.4. Seller has provided to Purchaser the following existing reports: (i) Report of Facility Survey to Identify Asbestos-Containing Materials within 101 Marietta for Balcor Property Management, Inc., dated November 6, 1992 prepared by Law Associates, Inc. ("Law"), (ii) Letter dated June 13, 1995 from Law to Balcor Management Services regarding Summary Report of Asbestos Sampling and Testing; and (iii) Report of Ambient Air Sampling and Analysis dated January 24, 1995 prepared by Law (the "Existing Reports"). Seller makes no representation or warranty concerning the accuracy or completeness of the Existing Reports. Purchaser hereby releases Seller and the Affiliates of Seller from any liability whatsoever with respect to the Existing Reports, or, including, without limitation, the matters set forth in the Existing Reports, and the accuracy and/or completeness of the Existing Reports. Furthermore, Purchaser acknowledges that it will be purchasing the Property with all faults disclosed in the Existing Reports.

8. ASSIGNMENT OF LOAN AND ASSUMPTION OF GROUND LEASE. Purchaser's and Seller's obligations under this Agreement are contingent upon the occurrence of the following: (i) Morgan Guaranty Trust Company of New York, or the then holder of the Loan, if any ("Lender"), consenting, in writing, to the conveyance of the Property from Seller to Purchaser subject to the Loan Documents and the assignment by Seller of the obligations of the borrower under the Loan Documents and a release from Lender or any other holder of the Loan, if any, releasing Seller from any liability under the Loan Documents; (ii) Lender delivering to Purchaser an estoppel certificate regarding the Loan Documents in the form attached hereto as Exhibit K with only immaterial non-substantive changes reasonably acceptable to Purchaser (the consent and estoppel set forth above are sometimes referred to herein together as the "Lender Consent"); (iii) Ground Lessor consenting, in writing, to the assignment by Seller, and assumption by Purchaser, of the obligations of the ground lessee under the Ground Lease and a release from Ground Lessor releasing Seller from any liability under the Ground Lease (the "Ground Lessor Consent") (in the form attached hereto as Exhibit L). If the Lender fails to deliver the Lender Consent and/or the Ground Lessor fails to deliver the Ground Lessor Consent on or before January 15, 1996, then either Purchaser or Seller shall have the option, upon written notice to the other, exercised no later than January 15, 1996, to terminate this Agreement, in which case this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore deposited into the escrow by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for those covenants and obligations hereunder which expressly survive the termination of this Agreement. If this Agreement has not been terminated by either party in accordance with this Agreement on or before January 15, 1996, then the applicable contingency shall have been waived and the parties shall proceed to Closing. The parties acknowledge and agree that Seller shall be responsible for obtaining the Lender Consent and the Ground Lessor Consent and Purchaser shall not interfere with the obtaining of said consents. Purchaser further acknowledges and agrees that Purchaser shall execute all necessary documents reflecting an assumption of the Ground Lease (and not changing the terms of the Ground Lease) reasonably required by the Ground Lessor in order to obtain the Ground Lessor Consent (said documents being hereinafter referred to as the "Ground Lease Assumption Documents"). Purchaser further acknowledges and agrees that Purchaser shall execute all necessary documents reflecting the forgoing assignment of the Loan (and not changing the terms of the Loan) reasonably required by the Lender, or the then holder of the Loan, in order to obtain the Lender Consent (said documents being hereinafter referred to as the "Lender Documents")

9. CLOSING. The closing of this transaction (the "Closing") shall be on January 19, 1996, (the "Closing Date"), at the office of Long, Aldridge & Norman in Atlanta, Georgia at which time Seller shall deliver possession of the Property to Purchaser. This transaction shall be closed in accordance with the general provisions of the usual and customary form of deed and money escrow for similar transactions in Georgia, at which the Purchaser shall wire the Purchase Price to Title Insurer on the Closing Date and prior to the release of the Purchase Price to Seller, Purchaser shall receive the Title Policy or marked-up Title Commitment dated as of the Closing Date and Seller shall be in receipt of the Purchase Price prior to the recordation of the Deed and Assignment and Assumption of Ground Lease. All closing and escrow fees shall be divided equally between the parties hereto.

10.  CLOSING DOCUMENTS.

     10.1. On the Closing Date, Seller and Purchaser shall execute and deliver to one another a joint closing statement. In addition, Purchaser shall deliver to Seller the balance of the Purchase Price, an assumption of the documents set forth in Paragraph 10.2.2, 10.2.4 and 10.2.5 and such other documents as may be reasonably required by the Title Insurer and not inconsistent with the terms of this Agreement in order to consummate the transaction as set forth in this Agreement.

     10.2. On the Closing Date, Seller shall deliver to Purchaser the following:

10.2.1. the Deed (in the form of Exhibit H attached hereto), subject to Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser in writing;

10.2.2. the Assignment and Assumption of Ground Lease (in the form of Exhibit I attached hereto), subject to Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser in writing;

10.2.3. a special warranty bill of sale conveying the Personal Property (in the form of Exhibit M attached hereto);

10.2.4. assignment and assumption (with respect to periods from and after the Closing) of intangible property (in the form attached hereto as Exhibit N);

10.2.5. an assignment and assumption (with respect to periods from and after the Closing) of leases and security deposits (in the form attached hereto as Exhibit O);

10.2.6.  non-foreign affidavit (in the form of Exhibit P attached hereto);

10.2.7.  the Ground Lease Assumption Documents;

10.2.8.  the Lender Documents;

10.2.9.  the Ground Lessor Consent (unless waived by the parties);

10.2.10.  the Lender Consent (unless waived by the parties);

10.2.11. original, and/or copies of, the Leases in Seller's possession (unless Seller elects to leave said documents in the on-site management office);

10.2.12. all documents and instruments reasonably required by the Title Insurer to issue the Title Policy;

10.2.13. possession of the Property to Purchaser, subject to the Ground Lease and Leases;

10.2.14.  evidence of the termination of the management agreement;

10.2.15. notice to the tenants of the Property of the transfer of title and assumption by Purchaser of the landlord's obligation under the Leases and the obligation to refund the refundable security deposits (in the form of Exhibit Q);

10.2.16. an updated rent roll certified by Seller to be true and correct, subject to the provisions of Paragraph 20.1 and Paragraph 22 hereof;

10.2.17. affidavit pursuant to Section 48-7-128 of the Official Code of Georgia Annotated that Seller is a resident of Georgia or that Seller is not otherwise subject to Georgia tax withholding;

10.2.18.  a Georgia Transfer Tax Declaration signed by Seller;

10.2.19. a Broker's Lien Waiver signed by Insignia Commercial Investments Group, Inc. ("Insignia");

10.2.20. an Owner's Title Affidavit in form reasonably acceptable to Seller and Title Insurer;

10.2.21. such formative and authorization documents of Seller as may be reasonably required by Purchaser or Title Insurer;

10.2.22. copies of all books and records as may be necessary to calculate Tenant escalations and reconciliations; and

10.2.23. quit claim deed to the extent the legal description varies with respect to the Survey from the legal descriptions attached as Exhibits A-1 and A-2.

11.  ESTOPPEL CERTIFICATES.

     11.1. Seller agrees to deliver to Ground Lessor a tenant certificate (the "Ground Lessor Estoppel") in the form of Exhibit R attached hereto and made a part hereof. If Purchaser fails to receive any form of ground lessor estoppel on or before January 15, 1996, or if Purchaser advises Seller in writing that the ground lessor estoppel received by Purchaser discloses any information contrary to the information contained in the Ground Lessor Estoppel attached hereto as Exhibit R which adversely affects the use of the Leasehold Property or the obligations of the ground lessee under the Ground Lease, then Purchaser shall have the right upon written notice delivered to Seller no later than January 15, 1996 to terminate this Agreement. In the event of such a termination, this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore deposited into the escrow by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for those covenants and obligations which expressly survive the termination of this Agreement. If Purchaser fails to so advise Seller in writing on or before the date described above that Purchaser is electing to terminate this Agreement, then Purchaser shall be deemed to have waived the receipt of the Ground Lessor Estoppel as a condition precedent to Purchaser's obligation to close the transaction contemplated by this Agreement.

     11.2. Seller agrees to request tenant estoppel certificates ("Tenant Certificates") in the form of Exhibit S for all Tenants listed on the rent roll attached hereto as Exhibit T, including, without limitation, the United States of America (the "Government") for the space occupied pursuant to U. S. Government Lease for Real Property No. GS-04B-15730 dated August 5, 1977, as amended; U. S. Government Lease for Real Property No. GS-04B-31181, undated, as amended; and U. S. Postal Service Standard Lease dated August 31, 1976, as amended and supplemented (collectively, the "Government Leases") (and Purchaser hereby acknowledges that the tenant certificates to be delivered by the Government under the Government Leases shall be in the form of Exhibit U attached hereto [the "Government Certificates"]), but specifically excluding James M. Finley. Seller shall attempt to deliver to Purchaser on or before January 15, 1996, (i) Government Certificates in the form attached hereto as Exhibit U, and (ii) Tenant Certificates for Tenants (other than the Government) at the Fee Property (and Purchaser hereby acknowledges that Tenants may respond on the form of Tenant Certificate required under their respective Leases) which, when added to the Government Certificates, equal 92.0% of all leased office space at the Fee Property, including, without limitation, all Tenants who lease space in excess of 3,000 square feet (collectively, the "Required Amount"); provided, however, Seller shall have the right, at its sole option, to deliver to Purchaser a "Seller Tenant Certificate" for those Tenants, other than the Government, who fail to execute and return a Tenant Certificate, to the extent necessary to achieve the Required Amount. As used herein, "Seller Tenant Certificate" shall mean a Tenant Certificate signed by Seller with respect to a particular Tenant which failed to execute and deliver a Tenant Certificate. Purchaser's obligation to close the transaction set forth hereunder is contingent upon (i) Seller obtaining the Required Amount of Tenant Certificates, as set forth above, or Seller delivering Seller Tenant Certificates necessary to achieve the Required Amount, as set forth above, and
(ii) the Tenant Certificates, including the Government Certificates, not disclosing any Qualification (as hereinafter defined) (the "Tenant Certificate Condition"). As used herein, "Qualification" shall mean any information which adversely affects the use of the Fee Property or the obligations of the Tenant or the rights or obligations of the landlord under any Lease which are not disclosed on the Rent Roll attached hereto as Exhibit T or in the Leases, or which disclose any information which is contrary to the information contained in the Rent Roll or in the Leases.

     11.3. Notwithstanding anything contained herein to the contrary, the representations and warranties contained in any Seller Tenant Certificate executed by Seller (i) shall be made only to the knowledge of Seller as set forth in Paragraph 20 hereof, and (ii) shall be subject to the provisions of Paragraph 22 hereof.

     11.4. In the event the Tenant Certificate Condition is not satisfied on or before January 15, 1996, Purchaser shall have the right to terminate this Agreement by delivering notice to Seller of the failure to satisfy the Tenant Certificate Condition. In the event of such a termination, this Agreement shall become null and void without further action of the parties, and all Earnest Money theretofore deposited into the escrow by Purchaser, together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for those covenants and obligations which expressly survive the termination of this Agreement. If Purchaser fails to so advise Seller in writing on or before the date described above that Purchaser is electing to terminate this Agreement, then Purchaser shall be deemed to have waived the Tenant Certificate Condition as a condition precedent to the closing of the transaction contemplated by this Agreement.

     Notwithstanding anything contained in the foregoing Paragraph 11.2 to the contrary, Seller shall have the right, within ten (10) days of Purchaser's delivery of its notice to terminate as a result of a Qualification under the Tenant Certificates, to attempt to cure such Qualification, upon written notice to Purchaser on or before the Closing Date, and thereby vitiate Purchaser's notice of termination, in which case, the Closing Date shall be extended for fourteen (14) days. In the event Seller is unable to cure the Qualification within said ten (10) day period in a manner reasonably acceptable to Purchaser, this Agreement shall become null and void without further action of the parties, and all Earnest Money theretofore deposited into the escrow by Purchaser, together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for those covenants and obligations which expressly survive the termination of this Agreement.

     11.5. Upon receipt after Closing by Purchaser of a Tenant Certificate containing the information herein required from a Tenant under a Lease for whom Seller has executed and delivered a Seller Tenant Certificate at Closing, the Seller Tenant Certificate executed and delivered by Seller at Closing shall become null and void, and the Tenant Certificate received from the tenant shall be substituted therefor.

12. SERVICE CONTRACTS. On the Closing Date, Seller shall assign the Service Contracts to Purchaser, and Purchaser shall assume responsibility of the obligations arising from and after the Closing Date under the Service Contracts. Seller shall use reasonable efforts to obtain any required consent with respect to the assignment of the Service Contracts; provided, however, that Seller's inability to obtain such approval shall not be a default hereunder or be a condition precedent to Purchaser's obligations to close hereunder.

13. LEASING OF PROPERTY. Prior to the expiration of the Inspection Period, Seller shall deliver to Purchaser a copy of any new leases or modifications or extensions executed by Seller together with information as to any tenant improvement obligations and leasing commissions, and such other information as Purchaser may reasonably require, and said new leases or lease modifications and extensions shall be included in the definition of Leases and Purchaser shall be responsible to pay for all leasing commissions, tenant improvement costs or other costs and expenses (including reasonable attorneys' fees) incurred by Seller with respect to such leases. After the expiration of the Inspection Period, Seller shall not enter into any lease for any portion of the Property or any modification, extension or amendment to any Lease without first obtaining the prior consent of Purchaser, which consent may be granted or withheld, in Purchaser's sole discretion. If Purchaser has not responded within five (5) business days of receipt of a request by Seller, Purchaser's consent shall be deemed given. If Purchaser closes the transaction contemplated by this Agreement, Purchaser shall be responsible to pay for all leasing commission, tenant improvement costs or other costs and expenses (including reasonable attorneys' fees) incurred by Seller with respect to such lease approved by Purchaser. Seller agrees to pay any outstanding brokerage commissions now or hereafter due or payable with respect to the existing term of any Lease.

14. DEFAULT BY PURCHASER. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF A DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY, EXCEPT FOR THOSE COVENANTS AND OBLIGATIONS OF PURCHASER WHICH EXPRESSLY SURVIVE TERMINATION OF THIS AGREEMENT. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

15. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL THEN BECOME NULL AND VOID AND OF NO EFFECT AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY, EXCEPT FOR THOSE COVENANTS AND OBLIGATIONS WHICH EXPRESSLY SURVIVE TERMINATION OF THIS AGREEMENT AND PURCHASER'S RIGHT TO RECEIVE FROM SELLER ITS ACTUAL, DOCUMENTED THIRD PARTY EXPENSES INCURRED IN THE PERFORMANCE OF ITS DUE DILIGENCE HEREUNDER AND THE PREPARATION OF THIS AGREEMENT NOT TO EXCEED THE AMOUNT OF THE THEN DEPOSITED EARNEST MONEY AT THE TIME OF THE OCCURRENCE. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS (i) ITS (AND NOT AN UNRELATED THIRD PARTY'S) AFFIRMATIVE, ACTION WHICH RESULTS IN THE RECORDING OF AN ENCUMBRANCE AGAINST THE PROPERTY AND WHICH GIVES RISE TO PURCHASER'S RIGHT TO TERMINATE THIS AGREEMENT PURSUANT TO PARAGRAPH 5 HEREOF; (ii) ITS FAILURE TO EXPEND UP TO $25,000 IF (a) SELLER IS ABLE TO BOND OVER, CURE OR REMOVE A MINOR UNPERMITTED EXCEPTION FOR A COST NOT TO EXCEED $25,000 OR (b) THE TITLE INSURER IS WILLING TO INSURE OVER A MINOR UNPERMITTED EXCEPTION FOR A COST NOT TO EXCEED $25,000 IN ACCORDANCE WITH THE TERMS HEREOF OR (iii) ITS REFUSAL TO DELIVER THE DEED OR THE ASSIGNMENT OF GROUND LEASE, THEN PURCHASER WILL BE ENTITLED TO SUE EITHER (i) FOR SPECIFIC PERFORMANCE OR (ii) FOR ACTUAL, DOCUMENTED THIRD PARTY COSTS AND EXPENSES SUFFERED OR INCURRED BY PURCHASER IN CONNECTION WITH SELLER'S DEFAULT, IN AN AGGREGATE AMOUNT NOT TO EXCEED THE AMOUNT OF THE THEN DEPOSITED EARNEST MONEY AT THE TIME OF THE OCCURRENCE. IN NO EVENT SHALL PURCHASER HAVE THE RIGHT TO OBTAIN THE REMEDIES OF BOTH SPECIFIC PERFORMANCE AND MONETARY DAMAGES.

16.  PRORATIONS.

     16.1. Rents (including rent under the Ground Lease) (exclusive of delinquent rents, but including prepaid rents); refundable security deposits (which will be assigned to and assumed by Purchaser and credited to Purchaser at Closing); interest, costs and fees accruing under the Loan Documents; water and other utility charges; fuels; prepaid operating expenses; management fees as provided in the management agreement with Insignia; real and personal property taxes prorated on a "net" basis (i.e. adjusted for all Tenants' liabilities, if any, for such items); operating expenses paid by Seller which are reimbursable by the Tenants for the period prior to the Closing

Date, less any amount previously paid by the Tenants shall be credited to Seller; unpaid operating expenses for the period prior to the Closing Date shall be prorated on a "net" basis, as set forth above; and all other items of expense and income shall be adjusted ratably as of 12:01 a.m. on January 1, 1996 (the "Proration Date"), and credited to the balance of the cash due at Closing. Assessments, excluding regular ad valorem real estate taxes, payable in installments which are due prior to the Closing Date shall be paid by Seller. Assessments, excluding regular ad valorem real estate taxes, payable in installments which are due subsequent to the Closing Date shall be paid by Purchaser. If the amount of any of the items to be prorated is not then ascertainable, the adjustments thereof shall be on the basis of the most recent ascertainable data and if the 1995 real estate tax contest has not been finalized as of the Closing Date, Purchaser and Seller agree that the 1995 tax bill prior to the contest (adjusted, if necessary, to reflect 100% of the assessed value and taxes rather than 85%), shall be the most recent data for 1996 and (i) Purchaser agrees to re-prorate such amount as it relates to the 1996 proration to the extent the 1995 tax contest is successful and (ii) Seller agrees to re-prorate such amount as it relates to the 1996 proration to the extent the 1995 tax contest is unsuccessful. Seller will receive a credit for any balances in escrow accounts established pursuant to the Loan Documents and acknowledged in writing by Lender. All prorations will be final except as to delinquent rent referred to in Paragraph 16.2 below and as provided in Paragraphs 16.3, 16.4 and 16.5. Notwithstanding the terms and provisions of Paragraph 16.2 below, Purchaser acknowledges that the Government pays rent under the U. S. Government Lease for Real Property No. GS-04B-15730 dated August 5, 1977, as amended (the "G.S.A. Lease"), in arrears. Upon receipt by Purchaser, Purchaser shall pay over to Seller Seller's pro rata share of the rent paid by the Government for the month in which the Closing occurs. Notwithstanding anything contained herein to the contrary, Purchaser's obligation to pay such funds to Seller as set forth more fully in this Paragraph 16.1 shall survive the Closing and the recording of the Deed.

     16.2.  Except as set forth in the second to the last sentence of Section
16.1 above, all basic rent paid following the Closing Date by any tenant of the Property who is indebted under a Lease for basic rent for any period prior to the Proration Date in an amount greater than the amount of all current basic rent owed by said Tenant to Purchaser shall be deemed a "Post-Closing Receipt" until such time as all such indebtedness is paid in full. Within ten (10) days following each receipt by Purchaser of a Post-Closing Receipt, Purchaser shall pay such Post-Closing Receipt to Seller. Purchaser shall use its reasonable, good faith efforts, at no additional cost or expense to Purchaser, to collect all amounts which, upon collection, would constitute Post-Closing Receipts hereunder. Within 180 days after the Closing Date, Purchaser shall deliver to Seller a reconciliation statement of Post-Closing Receipts through the first 150 days after the Closing Date. Upon the delivery of the Post-Closing Receipts reconciliation, Purchaser shall deliver to Seller any Post-Closing Receipts owing to Seller and not previously delivered to Seller in accordance with the terms hereof. Purchaser shall provide Seller with any information reasonably necessary to verify the accuracy of the Post-Closing Receipts reconciliation statement and upon the verification of additional funds owing to Seller, Purchaser shall pay to Seller said additional Post-Closing Receipts. Paragraph 16.2 of this Agreement shall survive the Closing and the delivery and recording of the deed.

     16.3. Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that Seller is retaining the following rights, none of which are being conveyed, assigned or transferred to Purchaser pursuant to this Agreement or any documents executed by Seller in connection herewith. All of the items set forth in this
Section 16.3 shall survive the Closing and the recording of the Deed.

16.3.1. Seller has advised Purchaser that Seller has protested the real estate taxes for the Property for calendar years 1991, 1992, 1993, 1994 and 1995. All refunds in connection with such tax protests remain the property of Seller and are not being assigned by Seller to Purchaser pursuant to this Agreement. In the event any such refunds are paid to Purchaser, Purchaser agrees to promptly remit all such sums to Seller. Purchaser agrees, at no cost or expense to Purchaser, to execute any documents reasonably requested by Seller, in connection with such tax protests.

16.3.2. Seller has advised Purchaser that Seller has applied to the U.S. Olympic Committee to receive tickets to the 1996 Olympics to be held in Atlanta, Georgia and that the application for the tickets was made in the name of the Property. The tickets assigned to the Property are set forth on
Exhibit V attached hereto and made a part hereof. All tickets shall remain the property of Seller and are not being assigned, transferred or conveyed to Purchaser. If any such tickets are delivered to Purchaser, Purchaser agrees to promptly deliver such tickets to Seller. Purchaser agrees, at no cost or expense to Purchaser, to execute any documents reasonably requested by Seller, in connection with the foregoing tickets.

     16.4. Seller hereby agrees to pay and discharge the lien of all charges for real estate taxes for 1995 and prior years of Seller's ownership of the Fee Property. The provisions of the foregoing sentence shall survive the Closing and delivery and recording of the Deed. Notwithstanding anything contained herein to the contrary, on the Closing Date, Seller shall establish an escrow (the "Real Estate Tax Escrow"), pursuant to which Seller shall deposit the following sums into escrow to be held by Escrowee and to be governed by the terms of an escrow agreement, the form of which shall be agreed upon by Seller and Purchaser prior to the expiration of the Inspection Period:

     (a) that portion of the refunds actually received for real estate taxes due from the City of Atlanta and Fulton County, Georgia on account of the tax appeals filed for the calendar years 1991, 1992 and 1993 necessary to reconcile real estate taxes paid by Tenants, but only with respect to those Tenants entitled to refunds under their respective Leases and also deducting therefrom Seller's estimated third party costs and expenses incurred or to be incurred in connection with the tax appeal filed for such calendar years (the "1991-93 Amount"); provided, however, that Seller shall promptly deposit into the Real Estate Tax Escrow any refund received subsequent to the Closing Date on account of the refunds for real estate taxes for the calendar years 1991 and 1992 to the Real Estate Tax Escrow less estimated third party costs and expenses incurred or to be incurred in connection with the tax appeal for such calendar year. The provisions of the foregoing sentence shall survive the Closing and recording of the Deed; plus

     (b) the greater of: (i) the difference between the amount of 1994 and 1995 real estate taxes which would have been due on the Property, as previously assessed if no tax appeal had been filed for each such calendar year and the actual amount of real estate taxes paid for the calendar years 1994 and 1995; and (ii) the amount necessary to reconcile real estate taxes paid by Tenants for calendar years 1994 and 1995, but only with respect to those Tenants entitled to refunds under their respective Leases and also deducting therefrom Seller's estimated third party costs and expenses incurred or to be incurred in connection with the tax appeal filed for such calendar years (the "1994-95 Amount").

16.4.1.  The 1991-93 Amount shall be disbursed:

     (a) Directly to Tenants under existing Leases as indicated on the Rent Roll attached hereto as Exhibit T upon the reconciliation date set forth for such Tenant under its Lease, to the extent such Tenant is entitled to its pro rata share of the 1991-93 Amount, if any, as evidenced by a reconciliation prepared by Purchaser and reasonably acceptable to Seller;

     (b) Directly to Tenants under Leases which terminated prior to the Closing Date, to the extent such Tenant is entitled to its pro rata share of the 1991-93 Amount under its Lease, if any, as evidenced by a reconciliation prepared by Purchaser and reasonably acceptable to Seller; Purchaser shall request its property manager to locate such Tenants and pay such amounts, if such Tenants exist, or Purchaser shall pay such amounts upon demand of such Tenant in accordance with the preceding sentence; and

     (c) Any remaining balance of the 1991-93 Amount, together with all interest earned thereon, shall be refunded to Seller on the first (1st) anniversary of the Closing Date.

16.4.2.  The 1994-95 Amount shall be disbursed as follows:

     (a) If Seller's tax appeal for the calendar year 1994 is successful, that portion of the 1994-95 Amount attributable to the calendar year 1994 shall be disbursed:

     (i) Directly to Tenants under existing Leases as indicated on the Rent Roll attached hereto as Exhibit T upon the reconciliation date set forth for such Tenant under its Lease, to the extent such Tenant is entitled to its pro rata share of the 1994-95 Amount, if any, as evidenced by a reconciliation prepared by Purchaser and reasonably acceptable to Seller;

     (ii) Directly to Tenants under Leases which terminated prior to the Closing Date, to the extent such Tenant is entitled to its pro rata share of the 1994-95 Amount under its Lease, if any, as evidenced by a reconciliation prepared by Purchaser and reasonably acceptable to Seller; Purchaser shall request its property manager to locate such Tenants and pay such amounts if such Tenants exist, or Purchaser shall pay such amounts upon demand of such Tenant in accordance with the preceding sentence; and

     (iii) Any remaining balance of that portion of the 1994-95 Amount attributable to 1994, together with all interest earned thereon, shall be refunded to Seller on the first (1st) anniversary of the final determination of the 1994 tax contest.

     (b) If Seller's tax appeal for the calendar year 1994 is not successful, that portion of the 1994-95 Amount attributable to 1994 shall be applied to pay the amount of 1994 real estate taxes actually assessed by the City of Atlanta and Fulton County, Georgia, respectively, and any remaining balance attributable to 1994 shall be promptly disbursed to Seller.

     (c) If Seller's tax appeal for the calendar year 1995 is successful, that portion of the 1994-95 Amount attributable to 1995 shall be disbursed:

     (i) Directly to Tenants under existing Leases as indicated on the Rent Roll attached hereto as Exhibit T upon the reconciliation date set forth for such Tenant under its Lease, to the extent such Tenant is entitled to its pro rata share of the 1994-95 Amount, if any, as evidenced by a reconciliation prepared by Purchaser and reasonably acceptable to Seller;

     (ii) Directly to Tenants under Leases which terminated prior to the Closing Date, to the extent such Tenant is entitled to its pro rata share of the 1994-95 Amount under its Lease, if any, as evidenced by a reconciliation prepared by Purchaser and reasonably acceptable to Seller; Purchaser shall request its property manager to locate such Tenants and pay such amounts, if such Tenants exist, or Purchaser shall pay such amounts upon demand of such Tenant in accordance with the preceding sentence; and

     (iii) Any remaining balance of that portion of the 1994-95 Amount attributable to 1995, together with all interest earned thereon, shall be refunded to Seller on the first (1st) anniversary of the final determination of the 1995 tax contest.

     (d) If Seller's tax appeal for the calendar year 1995 is not successful, that portion of the 1994-95 Amount attributable to 1995 shall be applied to pay the amount of 1995 real estate taxes actually assessed by the City of Atlanta and Fulton County, Georgia, respectively, and any remaining balance attributable to 1995 shall be promptly disbursed to Seller.

     16.5. Seller and Purchaser hereby acknowledge and agree that the funds contained in the Real Estate Tax Escrow may also be utilized to satisfy any requirements of the Title Insurer which may be imposed to permit the Title Insurer to delete any exception on the Title Policy with respect to Seller's appeal of 1994 and 1995 real estate taxes.

     16.6. Purchaser shall use reasonable, good faith efforts to obtain from the Government a reimbursement to pay for operating expenses of the Fee Property for calendar years 1993, 1994, 1995, 1996 and 1997 based on a reconciliation of actual operating expenses for said period of time as set forth pursuant to the terms of the G.S.A. Lease (the "Government Reconciliation Payment"). A sale or transfer of the Property or any ownership interest in the Property by Purchaser shall not relieve Purchaser of its obligation contained in the preceding sentence. All sums received from the Government with respect to the Government Reconciliation Payment shall be promptly paid seventy-five percent (75%) to Purchaser and twenty-five percent (25%) to Seller. Purchaser shall provide Seller with any information reasonably necessary to verify the accuracy of the collections of the Government Reconciliation Payment and Seller shall provide Purchaser with such information as may be reasonably requested by the Government for the calculation of the Government Reconciliation Payment. Paragraph 16.6 shall survive the Closing and the delivery and the recording of the Deed.

     16.7. Seller covenants to operate and manage the Property in the same manner that it has managed, maintained and operated the Property during the period of Seller's ownership, subject to reasonable wear and tear and casualty.

17. RECORDING. This Agreement shall not be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 14 hereof.

18. ASSIGNMENT. The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller. Any assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 14 hereof. Notwithstanding the foregoing to the contrary, Purchaser shall have the right to assign this Agreement to an entity in which Purchaser owns a controlling beneficial interest as long as such assignment does not violate the terms of the Lender Consent or Ground Lessor Consent. No such assignment shall relieve Purchaser from its obligations or liabilities under this Agreement.

19. BROKER. The parties hereto represent and warrant that no broker commission or finder fee is due and payable in connection with this transaction, by reason of their respective actions, other than to Insignia (to be paid by Seller). Seller's commission to Insignia shall only be payable out of the proceeds of the sale of the Property in the event the transaction set forth herein closes. Purchaser and Seller shall indemnify, defend and hold the other party hereto harmless from any claim whatsoever (including without limitation, reasonable attorney's fees, court costs and costs of appeal) from anyone claiming by or through the indemnifying party any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated other than to Insignia. Seller shall indemnify, defend and hold Purchaser harmless from any claim (including, without limitation, reasonable attorney's fees, court costs and costs of appeal) for any claim by Insignia for any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated, other than any claim by Insignia on account of any agreement or negotiations between Insignia and Purchaser.
The indemnifying party shall undertake its obligations set forth in this Paragraph 19 using attorneys selected by the indemnifying party and reasonably acceptable to the indemnified party. The provisions of this Paragraph 19 will survive the Closing and delivery of the Deed.

20.  REPRESENTATIONS AND WARRANTIES.

     20.1. Any reference herein to Seller's knowledge or notice of any matter or thing shall only mean such knowledge or notice that has actually been received by Phillip Schechter or Thomas Molina ("Seller's Representatives"), and any representation or warranty of the Seller is based upon those matters of which the Seller's Representatives have actual knowledge. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller, the general partner or limited partners of Seller, the subpartners of the general partner or limited partners of Seller or Seller's Representatives.

     20.2. Subject to the limitations set forth in Paragraph 20.1, Seller hereby makes the following representations and warranties, which representations and warranties are made to Seller's knowledge and which shall not survive Closing: (i) Except for (a) claims of Seller arising out of the bankruptcy of James M. Finley (a tenant at the Property) and (b) the claim of Carol J. Williams under that certain action entitled Carol J. Williams v. Otis Elevator Company and Insignia Management Group, L.P., currently pending before the Georgia State Court, Fulton County, known as Case No. 95VS105483A, Seller has no knowledge of any pending or threatened litigation, claim, cause of action or administrative proceeding concerning the Property; (ii) Seller has the power to execute this Agreement and consummate the transactions contemplated herein; (iii) the rent rolls attached hereto as Exhibit T and updated as of the Closing Date are accurate in all material respects as of the date set forth therein; (iv) the Seller has not given or suffered any assignment, pledge or encumbrance with respect to any of the Leases or its interests thereunder except as additional collateral for the Loan; (v) the list of Service Contracts attached hereto as Exhibit D is accurate as of the date hereof; (vi) Seller has received no notice or claim from any government authority having jurisdiction over the Property relating to an uncured breach or violation of any Environmental Laws or any other laws in connection with the Property; (vii) there are no brokerage or leasing fees or commissions or other compensation due or payable to any person, firm, corporation or other entity, with respect to or on account of, any Lease, except with respect to any renewal or extension of a Lease after the date hereof or the leasing of any additional space by a tenant after the date hereof; and (viii) Seller has received no notice of any uncured landlord default from any Tenant in connection with any Tenant's Lease.

     20.3. Purchaser hereby represents and warrants to Seller that Purchaser has the full right, power and authority to execute this Agreement and consummate the transactions contemplated herein.

21. CONSTRUCTION OF TENANT IMPROVEMENT WORK. Purchaser acknowledges that Seller is currently undertaking certain tenant improvement work in the Fee Improvements at the request of the Government. In connection therewith, Seller has entered into the general contractor construction contract identified on Exhibit W attached hereto and made a part hereof (said contract as the same may be modified or amended is hereinafter referred to as the "Construction Contract"). During the period from and after the date hereof through and including the expiration of the Inspection Period, Seller shall deliver to Purchaser copies of any addenda or amendments to the Construction Contract or any new Construction Contracts entered into by Seller. After the expiration of the Inspection Period through and including the Closing Date, Seller will not enter into any addenda or amendments to the Construction Contract or new Construction Contracts which are for an amount in excess of $15,000 without first obtaining the written approval of Purchaser, which approval shall not be unreasonably withheld or delayed. If Purchaser fails to respond to Seller's request for approval within five (5) business days, then Purchaser shall be deemed to have approved Seller's execution of the addenda or amendments to the Construction Contract (or the new Construction Contract, if applicable). At Closing, Purchaser shall assume the obligations under the Construction Contract with respect to the period from and after the Closing as same may have been amended or modified (or any new Construction Contract) arising after the Closing Date and shall credit Seller in an amount equal to all theretofore unreimbursed sums expended by Seller with respect to the work described in the Construction Contract, as amended (or any new Construction Contract) plus an amount equal to the associated profit payable to Seller pursuant to the lease amendment entered into between the Government and the Seller with respect to such tenant improvement work (based on the amount of the work theretofore completed).

22. LIMITATION OF LIABILITY. None of Seller's beneficiaries, shareholders, partners, officers, agents or employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

23.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

24. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express, by facsimile transmission or made by United States registered or certified mail addressed as follows:

     TO SELLER:               c/o The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A200
                              Bannockburn, Illinois  60015
                              Attention:  Ilona Adams

          with copies to:     The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  Alan Lieberman
                              (708) 267-1600
                              (708) 317-4462 (FAX)

          and to:             Katten Muchin & Zavis
                              525 West Monroe Street
                              Suite 1600
                              Chicago, Illinois  60661-3693
                              Attention:  Andrew D. Small, Esq.
                              (312) 902-5489
                              (312) 902-1061 (FAX)

     TO PURCHASER:            Lennar Partners, Inc.
                              600 Peachtree Street, N.E.
                              Suite 3500
                              Atlanta, Georgia  30308
                              Attention:  Mark A. Griffith
                              (404) 874-8100
                              (404) 892-4450 (FAX)

          and one copy to:    Long, Aldridge & Norman
                              One Peachtree Center
                              303 Peachtree Street
                              Suite 5300
                              Atlanta, Georgia  30308
                              Attention:  Clyde E. Click, Esq.
                              (404) 527-8420
                              (404) 527-4198 (FAX)

          and one copy to:    Insignia Commercial Investments
                                Group, Inc.
                              2626 Cole Avenue
                              Dallas, Texas 72515-3300
                              Attention:  Michael Horowitz
                              (214) 880-7575
                              (214) 871-1460 (FAX)

subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or the same day as given if sent via facsimile transmission and received by 5:00 p.m. Chicago time, or on the fourth (4th) business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail or by overnight courier or by facsimile transmission as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent. All time periods for responses by either party set forth in this Agreement shall commence upon the receipt of notice as set forth hereinabove.

25.  EXECUTION OF AGREEMENT AND ESCROW AGREEMENT.  Purchaser will execute two
(2) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution, accompanied with the Earnest Money payable to the Escrow Agent set forth in the Escrow Agreement. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

     (A)  Earnest Money;

     (B)  One (1) fully executed copy of this Agreement; and

     (C) Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to each of the Purchaser and the Seller.

26. GOVERNING LAW. The provisions of this Agreement shall be governed by the laws of the State of Georgia.

27. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

28. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

29. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

30. PROPERTY EXCHANGE. The Property may be intended by Purchaser to constitute replacement property, in an exchange under Section 1031 of the Internal Revenue Code, for certain property which Purchaser currently owns (the "Relinquished Property"). Seller will cooperate with Purchaser (at no cost to Seller) in effecting such an exchange in compliance with the Internal Revenue Code and applicable treasury regulations, including the assignment of this Agreement, if necessary. Seller will not be responsible for the tax consequences to Purchaser of the transactions contemplated under this Agreement and under the agreement to sell the Relinquished Property. Seller will not be required to accept title to the Relinquished Property and will have no obligations whatsoever to the owner of the Relinquished Property. Under no circumstances will Purchaser be relieved of any of its obligations under this Agreement as a result of the contemplated exchange. Purchaser shall defend, indemnify and hold Seller and any Affiliates of Seller harmless from any and all liability, cost and expense (including, without limitation, reasonable attorney's fees, court costs and costs of appeal) suffered or incurred by Seller or Affiliates of Seller in connection with the contemplated exchange.

IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date first set forth above.

                         PURCHASER:

                         LENNAR PARTNERS, INC., a Florida corporation


                         By:  /s/Mark A Griffith
                              --------------------------------------
                         Name: Mark A Griffith
                              --------------------------------------
                         Its: Vice President
                              --------------------------------------

                         SELLER:

                         MARIETTA TOWER PARTNERS, an Illinois limited partnership

                         By: BALCOR EQUITY PARTNERS-XVIII, an Illinois general partnership, its general partner

                              By:  BALCOR EQUITY PARTNERS-XVIII, INC., a
                                   general partner

                                   By:  /s/Philip Schechter
                                        ------------------------------
                                   Name: Philip Schecter
                                        ------------------------------
                                   Its:  Authorized Agent
                                        ------------------------------
                          of Insignia Commercial Investments Group, Inc.
("Seller's Broker") executed this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission due it from Seller as a result of the transaction described in this Agreement is one percent (1%) of the Purchase Price ("Sale Commission") and one percent (1%) of Seller's portion of the Government Reconciliation Payment (when and if received) ("GRP Commission"). Seller's Broker also acknowledges that payment of the Sale Commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller and the GRP Commission is conditioned upon the Closing, the receipt of the Purchase Price by the Seller and the receipt of Seller's portion of the Government Reconciliation Payment by Seller. Seller's Broker agrees to deliver a receipt to the Seller at the Closing for the Sale Commission, a release stating that no other fees or commissions are due to it from Seller or Purchaser other than the GRP Commission and a Broker's lien waiver in form and substance sufficient to permit Title Insurer to delete the standard broker's lien exception. By execution of this Agreement, Seller and Purchaser hereby acknowledge that Seller's Broker or an affiliate of Seller's Broker shall be a principal in Purchaser, or its assignee.

                         INSIGNIA COMMERCIAL INVESTMENTS GROUP, INC.


                         By:
                            --------------------------------
                         Name:
                              ------------------------------
                         Title:
                               -----------------------------

                                   EXHIBITS

A-1  -    Fee Land
A-2  -    Leasehold Land
B    -    Personal Property
C    -    Leases
D    -    Service Contracts
E    -    Escrow Agreement
F    -    Title Commitment
G    -    Loan Documents
H    -    Deed
I    -    Assignment and Assumption of Ground Lease
J    -    Ground Lease (including all Amendments and Assignments thereof)
K    -    Lender Estoppel Certificate
L    -    Ground Lessor Consent
M    -    Bill of Sale
N    -    Assignment and Assumption of Intangible Property
O    -    Assignment and Assumption of Leases and Security Deposits
P    -    Non-Foreign Affidavit
Q    -    Notice to Tenants
R    -    Ground Lessor Estoppel
S    -    Form of Tenant Certificate
T    -    Rent Roll
U    -    Government Certificates
V    -    U. S. Olympics Tickets
W    -    General Contractor Construction Contract